Exhibit 3.2
CERTIFICATE OF AMENDMENT OF THE
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IRONPLANET.COM, INC.
     The undersigned, Gregory J. Owens and John V. Bautista, hereby certify that:
     1. They are the duly elected and acting President and Chief Executive Officer and Secretary, respectively, of IronPlanet.com, Inc., a Delaware corporation.
     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on January 6, 1999.
     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation amends Article I of this corporation’s Certificate of Incorporation to read in its entirety as follows:
          “The name of the corporation is IronPlanet, Inc. (the “Corporation”).”
     4. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
     Executed at Menlo Park, California, November 18, 2009

/s/ Gregory J. Owens

Gregory J. Owens, Chief Executive Officer and
President

/s/ John V. Bautista

John V. Bautista, Secretary